DECLARATION OF TRUST

THIS DECLARATION OF TRUST is made on the  16th of September 2006   by   Expert Master Holdings Limited of the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter called the “Trustee”) in favour of UMW China Ventures Ltd of Brumby House, Jalan Bahesa, P.O. Box 80148, 87011 Labuan F.T. Malaysia (hereinafter called the “Beneficiary”).

WHEREAS

A.  UMW Ace (L) Limited (“UMW Ace”), an associate of the Beneficiary, has sold its 51% equity interests in Wuxi Seamless Oil Pipe Co. Ltd. a company incorporated in the People’s Republic of China, to First Space Holdings Limited (the “Company”) pursuant to a share transfer agreement dated 18 August 2006 entered into between the Company and UMW Ace (the “Agreement”). The transfer is effective from 4 September 2006, and according to the term of the Agreement, the consideration for the transfer (“Share Sale Consideration”) is payable by the Company to UMW Ace within 3 months after the effective date.

B.  The Company is legally owned as to 69.4% by the Trustee and as to 30.6% by the Beneficiary.

C.  Pending payment of the Share Sale Consideration by the Company to UMW Ace, the Trustee has agreed to hold 10200 shares (“Trust Shares”) in the Company amounting to 20.4% of the issued share capital of the Company, on trust for the Beneficiary and it was agreed that the Trustee should execute such declaration of trust as is hereinafter contained.

NOW THIS DEED WITNESSTH as follows:-

(1)	The Trustee hereby declares that it holds the Trust Shares upon trust for the Beneficiary pending payment of the Share Sale Consideration by the Company to UMW Ace.
(2)

The Trustee will at the request of the Beneficiary attend all meetings of shareholders or otherwise which it shall be entitled to attend by virtue of being the registered proprietor of the said Trust Shares or any of them and will make such proposals, raise such queries and vote at every such meeting in such manner as the Beneficiary shall have directed in writing and in default of such direction at the discretion of the Trustee and further will if so required by the Beneficiary execute all proxies or other documents which shall be necessary or proper to enable the Beneficiary, its assigns or its or their nominees to vote at any such meeting in the place of the Trustee.

(3)

The Trustee shall upon reasonable request by the Beneficiary provide it with such information as may be available to the Trustee as a registered shareholder with regard to the operation of the Company.

(4)

This Declaration of Trust shall take retrospective effect from the date of incorporation of the Company and shall terminate and cease to have any effect immediately upon payment of the Share Sale Consideration by the Company to UMW Ace. After termination of this Declaration of Trust, the Trustee and the Beneficiary will legally and beneficially hold 69.4% and 30.6% of the issued share capital of the Company respectively.

IN WITNESS WHEREOF the parties hereto have now set their seals on the day and in the year beforementioned.

[SEAL]

THE COMMON SEAL of	)	/s/
EXPERT MASTER HOLDINGS LIMITED	)
was hereunto affixed in the presence of:-)

THE COMMON SEAL of	)	/s/
UMW CHINA VENTURES LTD.	)
was hereunto affixed in the presence of:-)